Exhibit A

JOINT FILING AGREEMENT FOR AMENDMENTS TO SCHEDULE 13D

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of March, 2003 by and among the undersigned parties (the “Beneficial Owners”).

W I T N E S S E T H:

WHEREAS, the Jack Miller Family Limited Partnership #1 (the “Limited Partnership”), Jack Miller individually and Jack Miller as trustee of the Jack Miller Trust Dated January 18, 1984 (the “Trust”) have previously jointly filed amendments to Schedule 13D with the Securities and Exchange Commission (the “Commission”), with respect to their investments in Successories, Inc., an Illinois corporation (the “Company”), in order to satisfy their obligations under Regulation 13D, as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Act”);

WHEREAS, due to the nature of their relationship to one another, the Beneficial Owners, including the Limited Partnership, Jack Miller and the Trust, may be deemed to constitute a “group” within the meaning of Section 13(d)(3) under the Act; and

WHEREAS, the Beneficial Owners desire to jointly file any required amendments to the Schedule 13D with the Commission to satisfy their obligations pursuant to Section 13(d) of the Act and the regulations promulgation thereunder.

NOW, THEREFORE, in consideration of the foregoing, and in accordance with Rule 13d-1(k)(1) promulgated under the Act, the undersigned hereby agree as follows:

1.                                       Each of the parties hereto shall jointly file, or cause to be filed, with the Commission any amendments to the Schedule 13D with respect to their investments in the Company to satisfy their obligations under Section 13(d) of the Act and the regulations promulgated thereunder.

2.                                       Each party hereto retains responsibility, as required by the Commission’s regulations, for the timely filing of any and all Schedules 13D and any amendments thereto and for the completeness and accuracy of the information concerning such party. Each party hereto is not responsible, however, for the completeness and accuracy of the information concerning the other parties hereto, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

JACK MILLER FAMILY LIMITED PARTNERSHIP #1

By:	Jack Miller Trust Dated January 18, 1984, its general partner

By:	/s/ Jack Miller
Jack Miller, not individually but solely as trustee of the general partner

/s/ Jack Miller
Jack Miller, not individually but solely as trustee of the Jack Miller Trust Dated January 18, 1984

/s/ Jack Miller
Jack Miller

/s/ Harvey L. Miller
Harvey L. Miller, not individually but solely as trustee of the Harvey L. Miller Trust Dated January 21, 1983

/s/ Judith N. Bernstein
Judith N. Bernstein, not individually but solely as trustee of the Judith N. Bernstein 1994 Trust

TWS INVESTMENT GROUP, L.P.

By:	/s/ Eric Achepohl
Eric Achepohl, Vice President

/s/ Sharon A. Mccormick
Sharon A. McCormick, not individually but solely as trustee of the Sharon A. McCormick Revocable Trust

/s/ Howard I. Bernstein
Howard I. Bernstein, not individually but solely as trustee of the Howard I. Bernstein Trust Dated April 28, 1987

/s/ Goldie Wolfe Miller
Goldie Wolfe Miller

/s/ Eric Achepohl
Eric Achepohl